Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES ACQUISITION OF TRIBUTE CONTRACTING & CONSULTANTS

Huntington, WV   October 31, 2024- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA),today announced it has entered into an Asset Purchase Agreement with Tribute Contracting & Consultants, LLC (“Tribute”), an underground utility contractor that primarily specializes in water and wastewater system installations in Ohio, Kentucky, and West Virginia.

Under the terms of the agreement, Energy Services’ new subsidiary, Tribute Acquisition Company, will purchase substantially all of the assets of Tribute for $22 million in cash, less any assumed debt and working capital adjustments, and $2.0 million of Energy Services’ common stock. The Company expects the transaction will close in early December.

Tribute was formed in 2014 by Tom Enyart and Todd Harrah, who will continue in their roles under the new subsidiary. “We are excited to join forces with Energy Services and look forward to new opportunities in the future,” commented Mr. Enyart and Mr. Harrah.

“We are excited to add Tribute to the Energy Services team,” Douglas Reynolds, President, commented on the announcement. “This acquisition is consistent with our strategy of buying companies that are familiar to us and further enhances our presence in the water distribution category.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations:
Steven Hooser
Three Part Advisors, LLC
(214) 872-2710

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.